Exhibit 10.13
PROCESS GUARANTEE
          THIS AGREEMENT, effective as of the 1st day of May, 2006 by and between VOGELBUSCH U.S.A., INC., a corporation duly organized and existing under the laws of the State of Texas, with its principal place of business at 10810 Old Katy Road, Suite 107; Houston, Texas 77043; United States of America (hereinafter referred to as “LICENSOR”), and AGASSIZ ENERGY LLC., a corporation duly organized and existing under the laws of the State of Minnesota, having its principal place of business at 510 County Road 71 Valley Technology Park Crookston, MN 56716 (hereinafter referred to as “LICENSEE”).
WITNESSETH
     WHEREAS, LICENSOR is duly authorized to act as commissioned agent for Vogelbusch GmbH., a corporation duly organized under the laws of the Republic of Austria.
     WHEREAS, LICENSOR and LICENSEE entered into a License Agreement effective as of the 24th day of April 2006, where LICENSOR has agreed to provide certain proprietary Know-How and Technical Information and to perform certain work and services for LICENSEE in connection with a fuel alcohol plant located in Erskine, Minnesota (hereinafter referred to as the “Plant”) for operation under said License Agreement between the parties hereto; and,
     WHEREAS, LICENSEE desires that the Plant meet certain standards of performance, and LICENSOR is willing, as hereinafter provided, to guarantee the standard of performance of the Plant;
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:
ARTICLE 1 Scope of Agreement
          This Agreement shall be considered part of the License Agreement and should there be a conflict between the terms of this Agreement and the License Agreement, the terms of the License Agreement shall prevail.
ARTICLE 2 Definitions
          (2.1) The defined terms in the License Agreement shall have the same meanings when used herein and shall apply to this Agreement.
          (2.2) The terms defined in Schedule A annexed hereto shall, for all purposes of this Agreement, have the meanings specified in said Schedule A.
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ARTICLE 3 Application of Guarantees
          (3.1) LICENSOR’S guarantees as herein made shall apply to the Plant, only when the Plant is installed, erected, operated and maintained under the design conditions and in accordance with the engineering design specifications and instructions furnished or approved by LICENSOR.
          (3.2) When LICENSOR’S guarantee shall have been met as herein provided, such guarantee shall no longer apply to the Plant and LICENSOR’S obligations with respect thereto shall be deemed satisfied and shall cease.
ARTICLE 4 Performance Guarantee
          LICENSOR guarantees that during a Performance Test conducted as herein provided, the Plant will process the Fresh Substrate Charge and produce therefrom “anhydrous alcohol”, as set forth in Schedule B annexed hereto.
ARTICLE 5 Start-Up Assistance
          (5.1) LICENSEE shall give at least thirty (30) days notice in writing to LICENSOR specifying the estimated date of Mechanical Completion of construction of the Plant. LICENSOR’S Senior Technologists shall be in attendance at the Plant site two (2) weeks prior to startup, as necessary, to inspect the Plant to determine if the Plant is ready to operate and that the conditions as set forth in Article 3.1 have been met, and will inform LICENSEE in writing of any required modifications. After such modifications are complete, LICENSOR will advise LICENSEE that the plant is ready to commence initial operations.
          (5.2) LICENSOR’S personnel as described in Schedule B of the License Agreement shall assist LICENSEE in the start-up and initial operation of the Plant in order to establish operating conditions, and to carry out the Performance Guarantee Tests of Article 6.
          (5.3) LICENSOR’S personnel shall also provide technical and operation training for technical representatives of LICENSEE.
          (5.4) LICENSEE agrees that it shall pay LICENSOR for Engineering Services, as set forth in Schedule C of the License Agreement until the completion of the initial 180 operating day of the Plant, during which LICENSOR’S personnel are in attendance, or the first successful Performance Test, whichever occurs earliest. Thereafter, all LICENSOR’S expenses up to the limit set out in Article 12 of the License Agreement shall be paid by LICENSOR if failure to meet the Process Guarantee is solely due to LICENSOR’S design and services, as defined in Schedule B of License Agreement.
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ARTICLE 6 Performance Test
          (6.1) After the plant has been started up per Article 5.2 and has reached nameplate capacity, but no longer than 90 (ninety) days from the date LICENSEE has completed the required modifications per Article 5.1, LICENSOR shall notify LICENSEE that the Plant is ready for the Performance Test.
          (6.2) LICENSEE shall then have the obligation of calling for the first Performance Test by setting a date for same not less than fourteen (14) days nor more than thirty (30) days from the date of the Notice from LICENSOR mentioned above. Delays caused by other portions of the plant outside the “Battery Limits” of the Licensed Process shall not be deemed to constitute a material cause for a delay of Performance Test, unless LICENSOR accepts such a delay.
          (6.3) The Performance Test shall be conducted by LICENSEE according to instructions by LICENSOR and the guarantee made in Article 4 shall be deemed to have been met as soon as the Plant has satisfied the requirements of the Performance Test.
          (6.4) LICENSOR shall have the right to conduct two (2) Performance Tests at LICENSEE’S expense. Thereafter, LICENSOR shall have the right and LICENSEE shall permit LICENSOR to conduct as many Performance Tests as LICENSOR deems necessary, at LICENSOR’S expense, provided LICENSEE shall not be obligated to permit a Performance Test 180 days beyond the date of the first test; further provided, however, that such time limit shall be exclusive of periods of delay caused by LICENSEE or by matters beyond the control of either party.
          (6.5) Within a reasonable period of time after completion of each Performance Test, LICENSOR shall submit to LICENSEE in writing the results thereof, and shall certify in writing whether the guarantee relating to such Performance Test has been met. Such guarantee shall be deemed to have been met if LICENSOR certified that the Performance Test was successful and if LICENSEE, within 30 (thirty) days after notification by LICENSOR of the results of such Performance Test, does not respond in writing to LICENSOR in what respect, in LICENSEE’S opinion, such guarantee has not been met.
          (6.6) LICENSEE shall furnish, at no cost to LICENSOR, Fresh Substrate Charge, yeast culture, enzymes, chemicals, utilities, operating and maintenance personnel, maintenance materials and necessary services, such as adequate laboratory inspection, operating supplies as are required for the operation of the Plant in order to meet the guarantees as herein made. LICENSEE will be responsible to process “fresh substrate charge” at a rate as required by LICENSOR during the Performance Test, provided that such rate shall not exceed 115% of daily capacity, as specified in Schedule B, Product Guarantee.
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          (6.7) Failure of LICENSEE to call for the Performance Test within a period of 3 (three) years after the effective date of this Agreement or 6 (six) months after start of commercial operation, whichever comes earlier, or to perform any of its other obligations under this Article 6 shall constitute a waiver of the requirement of a Performance Test or LICENSEE may voluntarily waive the requirement for such test, in which either event shall result in LICENSOR’S guarantees being deemed met, as per Article 3.2 of this Agreement.
ARTICLE 7 Responsibility and Liability
          (7.1) Until such time that LICENSOR gives notice per Para. 6.1 of this Agreement that the Plant is ready for the Performance Test, or until the obligations of LICENSOR and LICENSEE to conduct Performance Tests under Article 6 hereof shall have ceased, whichever first occurs, LICENSOR, at LICENSEE’S expense, shall render such design and engineering services in order to permit LICENSEE to make such changes, modifications or additions to the Plant to conform to the engineering specifications furnished by LICENSOR as contemplated under the License Agreement.
          (7.2) Prior to the last Performance Test permitted under Article 6.4 hereof, LICENSOR shall have the right to request such reasonable changes to the design specifications as are required to meet the guarantees specified in this Agreement. LICENSOR will furnish the necessary design engineering documentation at no charge to LICENSEE. LICENSEE shall be required to implement such changes or modifications at its expense up to a maximum limit of [ * ] for each such change or [ * ] in aggregate.
          (7.3) If the guarantee made in Article 4 hereof is not met at the conclusion of any Performance Test prior to the last of the Tests permitted under Article 6.4 hereof, LICENSOR at its sole option shall have the right to request such reasonable modifications to the “Process Design” as per Schedule B, Para. 2 of the License Agreement as it deems necessary for the Plant to meet the Performance Guarantee. LICENSEE shall promptly on request implement such modifications provided, however, that LICENSOR shall pay to LICENSEE all costs in connection with design engineering, equipment, parts, labor and other costs arising directly out of such modifications.
          In order to enable LICENSOR to determine, prior to making such changes, modifications or additions to the Plant, the nature of the defects in the Plant, if any, LICENSEE shall, upon reasonable notice and request by LICENSOR, operate the Licensed Process under safe operating conditions as may be specified by LICENSOR from time to time during the Performance Test.
          Material failure on the part of LICENSEE to operate and maintain the Plant under safe operating conditions as requested by LICENSOR shall constitute a waiver of the requirements for Performance Tests and thereupon LICENSOR’S guarantee made in Article 4 hereof shall be deemed to have been met.
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[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          (7.4) Should the Plant not meet the guarantee made in Article 4 hereof at the conclusion of the last of the Performance Tests permitted under Article 6.4 hereof, due to fault of LICENSOR, LICENSOR shall, within sixty (60) days after the submission by LICENSOR of the results of such Performance Test as required under Article 6.5 hereof, pay to LICENSEE as liquidated damages, at the office of LICENSEE designated on Page 1 of this Agreement, in lawful money of the United States of America, a sum of money determined in accordance with the provisions of Schedule D annexed hereto.
          (7.5) Except as may otherwise be provided herein and subject to Article 5.4, LICENSEE shall assume all expenses of operation of the Plant, and shall have complete control of the Plant at all times.
          (7.6) LICENSEE shall indemnify and hold and save LICENSOR, its officers, directors and employees, harmless from and against any and all actions or causes of action, claims, demands, liabilities, loss damage or expense of any kind or nature whatsoever, including attorney’s fees, court costs and costs of appeal, which arise out of or related to any activities supervised or directed by LICENSEE under the terms and conditions of this Agreement, or any negligent act or omission of LICENSEE or of any of its subcontractors or the employees of either, provided such actions, causes of action, claims, demands, liabilities, loss or damage do not arise out of the fault, negligence, or strict liability of LICENSOR.
          (7.7) LICENSOR shall indemnify and hold and save LICENSEE, its officers, directors and employees, harmless from and against any and all actions or causes of action, claims, demands, liabilities, loss damage or expense of any kind or nature whatsoever, including attorney’s fees, court costs and costs of appeal, which arise out of or related to any activities supervised or directed by LICENSOR under the terms and conditions of this Agreement, or any negligent act or omission of LICENSOR or of any of its subcontractors or the employees of either, provided such actions, causes of action, claims, demands, liabilities, loss or damage do not arise out of the fault, negligence, or strict liability of LICENSEE.
          (7.8) LICENSEE expressly relieves LICENSOR, its officers, agents and employees and their underwriters and insurers from any claims or responsibility arising out of injury to LICENSEE’S personnel providing that such injury is not sustained due to willful act or gross negligence of LICENSOR.
ARTICLE 8 Insurance
          (8.1) LICENSOR agrees to maintain in full force and effect during the entire time any work is performed at the Plant by LICENSOR or by Vogelbusch GmbH. or the employees, agents or subcontractors of either, a policy or policies of public liability and property damage insurance under which LICENSOR and Vogelbusch GmbH. are
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named as insureds. Each such policy shall be noncancellable without thirty (30) days written Notice to all insureds. The minimum limits of coverage of such policies in the aggregate shall be Two Million and no/100 Dollars ($2,000,000.00) for injury or death to any one person, and One Million and no/100 Dollars ($1,000,000.00) with respect to damage to property.
ARTICLE 9 Attachments
          The following documents are incorporated herein by reference and made a part hereof:
Schedule A, Definitions
Schedule B, Product Guarantee
Schedule C, Specifications of Chemicals and Utilities
Schedule D, Liquidated Damages
          IN WITNESS WHEREOF, the parties have agreed to the foregoing on the 1st day of May 2006.

AGASSIZ ENERGY LLC	VOGELBUSCH U.S.A., INC.

/s/ Donald Sargeant	/s/ G. B. Brodl

By:	By: Gunter B. Brodl
Title: Chief Manager	Title: President
MAY 1, 2006

PROCESS GUARANTEE
SCHEDULE A
DEFINITIONS
1. The term “Performance Test” as used herein shall mean a period of seven (7) consecutive Operating Days of the Plant, scheduled for the purpose of comparing its performance with the guarantees made as per the Process Guarantee Agreement to which this Schedule is attached.
2. The term “Operating Days” as used herein shall mean consecutive days of 24 hours per day continuous operation during which the Plant is on stream.
3. The term “gallon” as used herein shall mean the U.S. gallon of 231.0 cubic inches each, measured at 60 degrees Fahrenheit.
4. The term “anhydrous alcohol” as used herein shall mean alcohol recovered from fermented mash by Distillation followed by Dehydration in a Molecular Sieve Dehydration System. “Anhydrous alcohol” shall contain no more than 0.8% w/w water and not more than 1.5% v/v organic impurities other than the chemical “ethyl alcohol.” “Anhydrous alcohol” shall conform to current ASTM specifications for fuel alcohol with respect to acidity, color and non-volatile residue. For the purpose of all calculations in the context of this agreement, one (1) gallon of anhydrous alcohol measured at 60°F shall be deemed to be equivalent to 6.640 lbs.
5. The term “starch” as used herein shall mean soluble forms of carbohydrates suitable for further processing to hexose monosaccharides by saccharification with commercial enzymes (Amyloglucosidase). The concentration of starch shall be expressed in percent of weight (%w/w) and shall be determined by analysis according to the attached sample preparation method and the modified method of the American Association of Cereal Chemists attached hereto (Modified Method No. AACC 76-11 of AACC Methods) or such other analytical method as may be approved by LICENSOR.
6. The term “fresh substrate charge” as used herein shall mean a cleaned grain (U.S. No.2 corn and up to 20% U.S. No 2 hulless barley) which has undergone a milling process. Such milled grain shall not contain more than 5% w/w of particles retained on a 16 mesh tyler screen and shall have no particles retained on a 12 mesh tyler screen. The moisture content of fresh substrate charge shall not exceed 16% w/w. The starch content (as described in Article 5) of fresh substrate charge shall not be less than 67% w/w average on a dry basis.
7. The term “fermented mash” as used herein shall mean an alcohol containing mash derived by cooking, enzymatic conversion and saccharification and fermentation of fresh substrate charge. “Fermented mash” shall contain alcohol at a concentration of not less than 9.0% w/w.
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8. The term “Battery Limits” as used herein shall mean the extent and limits of the process for which Vogelbusch U.S.A., Inc. assumes design liability. Those Battery Limits are described in Schedule B of the License Agreement.
9. The term “safe operating condition” as used herein shall mean adherence to OSHA, State and local codes and regulations and to sound engineering practice.
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PROCESS GUARANTEE
SCHEDULE B
PRODUCT GUARANTEE
The following Product Guarantees are subject to the conditions as specified in Schedule C.
Fresh Substrate Charge and Products
Not more than [ * ] pounds of starch content in fresh substrate charge average, per pound anhydrous alcohol produced.
Daily Capacity
Not less than an average of [ * ] pounds ([ * ] gallons at 60°F) of anhydrous alcohol per day on the basis of an average of seven consecutive days of Process Guarantee Test Run.
Energy Consumption
For LICENSOR’S process areas 1300, 1400, 1500, 1550 and 1900: Not more than [ * ] lbs. of steam per pound of anhydrous alcohol produced. (Steam shall be saturated and at a pressure of not less than [ * ] psig at the battery limits.)
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[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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PROCESS GUARANTEE
SCHEDULE C
SPECIFICATIONS OF AUXILIARIES, CHEMICAL AND UTILITIES
AS PRE-CONDITION FOR PERFORMANCE TEST
1. Auxiliaries and Chemicals
     Auxiliaries, Enzymes and chemicals necessary for acceptable performance shall be provided by LICENSEE in quality and quantity as specified by LICENSOR. Substandard performances due to unavailability of auxiliaries, enzymes or chemicals in sufficient quantity or quality are not within the responsibility of LICENSOR.
2. Utilities
     LICENSEE will be required to supply to the Licensed Process all utilities in quantity and quality as specified by LICENSOR according to the design information, as per Schedule B of License Agreement. Production stoppages or substandard performances due to unavailability of utilities in sufficient quantity or quality are not within the responsibility of LICENSOR.
3. Suitability of Machinery and Apparatus
     To reach the guaranteed values of the Performance Test, it is necessary that the machines, apparatus and equipment utilized in the Licensed Process are capable of operating at their design capacities and nominal values as specified by LICENSOR. Production stoppages and substandard performances due to defects in materials, workmanship and installation of machines, apparatus and equipment or delays due to lack of spare units are not within the responsibility of LICENSOR.
4. Qualification of Operation Personnel
     LICENSEE’S personnel to be used for the operation, maintenance and supervision of the portion of the Plant covered by the Licensed Process shall be pre-trained by LICENSOR and shall, in LICENSOR’S reasonable opinion, be capable of operating said Plant according to LICENSOR’S instructions. Production stoppages and substandard capacities of the Plant due to failure of personnel to follow LICENSOR’S recommendations during the Performance Test period are not within the responsibility of the LICENSOR.
5. Stoppages or substandard performance due to no fault of LICENSOR
Any such delays, production stoppages or substandard performances due to no fault and not within the responsibility of LICENSOR during the conduct of the Performance Test shall terminate the Test, and the Test shall not be counted as a Performance Test, as per Article 6.4 of the Process Guarantee Agreement. The procedure for the conduct of a Performance Test, as described in Article 6 of the Process Guarantee Agreement, shall then be repeated. Any time limits imposed on LICENSOR shall be extended by the time lost due to such events.
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6. Measurement of Quantities and Production Analysis for the Performance Test Run
     Tolerances in flow measuring devices and standard values of deviation in laboratory sample analysis can result in an average measured tolerance of approximately 1%, which are to be applied to the guaranteed values as stated in Schedule B of the Process Guarantee Agreement. Therefore, deviation up to 1% in guaranteed values shall not be applied for liquidated damages claims against the Process Guarantee Agreement. Claim for liquidated damages (according to Schedule D) shall only be allowed if the deviation in guaranteed quantity exceeds this 1% tolerance.
7. Suitability of Materials of Construction
     LICENSOR will recommend in its specifications materials of construction based on its experience and data. Because of the known corrosive nature of components and products in the process, such recommendations have to be based on economic considerations. LICENSOR shall therefore accept no liability for defects caused by corrosion to stainless steel except for equipment specified by LICENSOR which fails beyond repair due to the improper specification of material when such failure occurs within two (2) years from the date the equipment was first operational.
     LICENSOR shall not be liable for any defects caused by corrosion to carbon steel equipment.
8. Quality of Process water supply.
     All process water which is added directly to the process shall be of drinking water quality and shall be substantially free of microorganism. Process water shall comply with specification as defined in section 1.6.3 of Schedule B of the License Agreement
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PROCESS GUARANTEE
SCHEDULE D
LIQUIDATED DAMAGES
     In the event that LICENSOR’S obligations under Article 4 and 6 of the Process Guarantee shall not have been met, then in such event, for each pound of Alcohol product less than [ * ] percent of daily capacity guaranteed in Schedule B hereof, averaged over the seven consecutive day period of the final Performance Test permitted under Article 6 hereof, LICENSOR shall pay the sum of $[ * ] dollars for each such pound less than [ * ] percent of guaranteed daily capacity. Under no circumstances shall the amount guaranteed under this Schedule D be interpreted as more than average daily capacity over the seven day period of the final Performance Test production of “anhydrous alcohol” product, equivalent to [ * ] pounds, during the final Performance Test.
For purposes of computing liquidated damages for guaranteed values as set forth in Schedule B, other than capacity, the following method shall be used:
For all values specified as “not less than” and “not more than,” the difference of actual values to guaranteed value expressed in percent to two decimal fractions of the guaranteed value (for example, a 5% differential shall yield a multiplier of 5) shall be multiplied by [ * ] to determine the dollar amount eligible for damages herein.
THE TOTAL LIABILITY OF LICENSOR UNDER THIS SCHEDULE D SHALL NOT EXCEED THE LIMITS OF LIABILITY OF LICENSOR AS SPECIFIED IN ARTICLE 12 OF THE LICENSE AGREEMENT.
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[ * ] Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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